Exhibit 15.3

CONSENT OF FREEDONIA CUSTOM RESEARCH, INC.

We hereby consent to the references to Freedonia Custom Research, a division of the Freedonia Group and to our global residential and commercial countertops reports, dated March 1, 2025 (the “Report”) prepared on behalf of Caesarstone Ltd. (the “Company”), including the use of information contained within our Report in the Company's Annual Report on Form 20-F (as may be amended) to be filed with the U.S. Securities and Exchange Commission for the year ended December 31, 2024 (the “Annual Report”) and to the incorporation by reference of such information from the Company's Annual Report in the Company’s registration statements on Form S-8 (File No. 333-180313, 333-210444 and 333- 251642). We also hereby consent to the filing of this letter as an exhibit to the Annual Report.

Freedonia Custom Research, a division of the Freedonia Group.

March 5, 2025